FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-11

From:  Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/04/19 09:30:27

To:  [REDACTED] (WELLS FARGO SECURITI )
Subject:  NEW ISSUE CMBS: WFCM 2019-C54 *PUBLIC ANNOUNCEMENT*

WFCM 2019-C54 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $579.400 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/AAA(sf)	13.445	30.000%	2.98	44.4%	14.3%
A-2	AAAsf/AAA(sf)/AAA(sf)	25.365	30.000%	4.87	44.4%	14.3%
A-SB	AAAsf/AAA(sf)/AAA(sf)	21.614	30.000%	7.27	44.4%	14.3%
A-3*	AAAsf/AAA(sf)/AAA(sf)	190.000	30.000%	9.82	44.4%	14.3%
A-4*	AAAsf/AAA(sf)/AAA(sf)	218.455	30.000%	9.91	44.4%	14.3%
X-A	AAAsf/AAA(sf)/AAA(sf)	468.879	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/A-(sf)	110.521	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/AAA(sf)	46.050	23.125%	9.95	48.7%	13.0%
B	AA-sf/AA(sf)/AA(sf)	31.817	18.375%	9.95	51.7%	12.3%
C	A-sf/A-(sf)/A-(sf)	32.654	13.500%	9.95	54.8%	11.6%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBBsf/BBB+(sf)/NR	17.818	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	17.818	10.840%	9.95	56.5%	11.2%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$669,827,472
NUMBER OF LOANS:	44
NUMBER OF PROPERTIES:	88
WA CUT-OFF LTV:	63.4%
WA BALLOON LTV:	59.7%
WA U/W NCF DSCR:	2.21x
WA U/W NOI DEBT YIELD:	10.0%
WA MORTGAGE RATE:	3.887%
TOP TEN LOANS %:	45.9%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	2
LOAN SELLERS:	AREF(26.4%), WFB(26.0%), RMF(23.6%), BSPRT(15.8%), UBS(8.2%)
TOP 3 PROPERTY TYPES:	OFFICE(32.0%), MULTIFAMILY(21.1%), RETAIL(17.9%)
TOP 5 STATES:	CA(26.7%), NY(9.1%), OH(6.6%), UT(6.3%), CO(5.0%)
MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC OR AN AFFILIATE
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF NOVEMBER 4, 2019
ANTICIPATED SETTLEMENT:	DECEMBER 3, 2019
THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	WFCM 2019-C54
Password:	WF2019C54

Intex:
Dealname:	WFC19C54
Password:	o53313dm2128ngc7z
CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.